Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

            This Agreement is effective as of the 26th day of May, 2003 ("Agreement") and is made by and between VillageEDOCS, a California corporation ("Company"), and H. Jay Hill, a resident of the State of Florida ("Executive'').

WITNESSETH:

          WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions contained in this Agreement and to ensure the availability of the Executive's services to the Company;

          WHEREAS, the Executive desires to accept such employment and render his services in accordance with the terms and conditions contained in this Agreement;

          WHEREAS, the Executive and the Company desire to enter into this Agreement which will fully recognize the contributions of the Executive and assure harmonious management of the Company's affairs.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

            1.         Employment

                        (a)        Offer/Acceptance/Effective Date.  The Company hereby offers employment to the Executive and the Executive hereby accepts employment subject to the terms and conditions set forth in this Agreement.

                        (b)        Your employment with the company is terminable at will, which means that you will be free to terminate your employment with the Company at any time for any or no reason, with or without notice.  Similarly, the Company may terminate your employment at any time for any reason or no reason, with or without notice.  By accepting this offer of employment, you will be agreeing that your employment is terminable at will, and acknowledge that no one has the authority to promise you, either orally or in writing, anything to the contrary.

                        (c)        Position.  Employee shall be an executive officer of the Company and shall be the Executive Vice President of Corporate Development.

            2.         Duties.

                        (a)        Best Efforts.  The Executive covenants to use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement in a competent, diligent and faithful manner.

                        (b)        Devotion of Time.  The Executive shall devote substantially all of his time, attention and energies during normal business hours to the Company's affairs (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company).

                        (c)        Specific Responsibilities.  The Executive's specific responsibilities will include, but not be limited to, the following:

                              Executive will assist the Company in the development and growth of its business.

Executive will assist the Company in high-level strategic planning relating to the future growth of the Parent's group of  companies, including capital formation, mergers and acquisitions, and an alternate exit strategy either through a merger or initial public offering.

Executive will assist the Company in the strategic planning, operational implementation, and execution of the Company's sale and marketing.  To include but not be limited to advising and mentoring the operational sales and marketing leadership.

            3.         Compensation and Expenses.

                        (a)        Base Salary.  For the services of the Executive to be rendered by him under this Agreement, the Company will pay the Executive an annual base salary of Sixty Thousand Dollars ($60,000.00).

                                    The Company shall pay the Executive his Base Salary in equal installments no less than semi-monthly.

                        (b)        Base Salary Adjustment.  The Base Salary may not be decreased hereunder during the term of this Agreement, but may be increased upon review by, and at the sole discretion of, the Company's Board of Directors.

                        (c)        Bonus.  Executive shall be entitled to receive bonus compensation in an amount as approved by the Company's Board of Directors based upon mutually agreed performance criteria.

                        (d)        Expenses.  In addition to any compensation received pursuant to Section 3, the Company will reimburse the Executive for all reasonable, ordinary and necessary travel, educational, seminar, trade shows, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company's practices.

                        (e)        Subsidiary and Affiliate Payments.  In recognition of the fact that in the course of the performance of his duties hereunder, the Executive may provide substantial benefits to the Company's subsidiaries or affiliated companies, the Executive and the Company may at any time and from time to time agree that all or any portion of the compensation due the Executive hereunder may be paid directly to the Executive by one or more of the Company's subsidiaries or affiliated companies.  In addition, Executive may direct that any payments under this Agreement be made to an entity controlled by Executive.

                        (f)         Stock Options.  Simultaneously herewith, Executive will be entitled to receive:  (i) options to acquire up to one million five hundred thousand (1,500,000) shares of the Company's Common Stock exercisable at $0.18 per share.  These options will vest in equal increments over a four (4) year term.  The options will be exercisable for a period of ten (10) years.  The options will be subject to immediate vesting in the event of a Material Transaction, as defined in the underlying Stock Option Agreement, and (ii) Executive shall be issued options to acquire 1,000,000 shares of the Company's Common Stock.  These options will have an exercise price of $0.10 per share, which is the current market price as of the date of this Agreement.  250,000 of these options shall be immediately vested and subject to exercise.  The remaining options (750,000) will vest on a quarterly basis from the third to eighth quarter of employment at a rate of 125,000 shares per quarter.  Options will vest at the beginning of each quarter.

                        (g)        Performance Incentive Compensation.  The Company will pay Executive Performance Incentive compensation in consideration of the Executives successful execution of responsibilities. The Executive agrees incentive compensation for all transactions will be 2% and shall be paid in kind.  Should the transaction involve an entity with exceptional EBITDA, a bonus of 1% to be paid in kind shall apply.  Should the transaction involve an entity with exceptional cash reserves, a bonus of 1% to be paid in cash shall apply.  If the Executive and the Company cannot agree to an appropriate bonus, it will be submitted to binding AAA arbitration in Orange County, California.

               4.       Benefits.

                        (a)        Vacation.  For each calendar year during which the Executive is employed, the Executive shall be entitled to three (3) weeks (120 hours) vacation (which shall accrue and vest, except as may be hereafter provided to the contrary, throughout the year at the rate of 5 hours per semi-monthly pay period without loss of compensation or other benefits to which he is entitled under this Agreement

                                    The Executive shall take his vacation at such times as the Executive may select and the affairs of the Company or any of its subsidiaries or affiliates may permit.

                        (b)        Employee Benefit Programs.  In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 hereof, the Executive will be entitled to participate in any stock option plan, stock purchase plan, pension or retirement plan, and insurance or other employee benefit plan that is maintained at that time by the Company for its employees, including programs of life, disability, basic medical and dental, and supplemental medical and dental insurance.

            5.         Termination.

                        (a)        Death or Disability.  This Agreement and the Company's obligations hereunder will terminate upon the death or disability of the Executive.  For purposes of this Section 5(b), "disability" shall mean that for a period of six (6) months in any twelve-month period, the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Company and the Executive.  Upon any termination of this Agreement due to death or disability, the Company will pay the Executive or his legal representative, as the case may be, his Base Salary (which may include any accrued but unused vacation time) at such time pursuant to Section 3(a) through the date of such termination of employment (or, if terminated as a result of a disability, until the date upon which the disability policy maintained pursuant to Section 4 (b) (ii) begins payment of benefits) plus any other compensation that may be due and unpaid.  In the event of death or disability of the Executive, any obligations that the Executive may owe the Company for repayment of loans or other amounts shall be forgiven.

                        (b)        Voluntary Termination.  Prior to any other termination of this Agreement, the Executive may, terminate his employment with the Company.  Upon any such termination, the Company shall pay the Executive his Base Salary at such time pursuant to Section 3(a) through the date of such termination of employment (which shall include any vested and accrued but unused vacation time).

(c)               Involuntary Termination .  Upon involuntary termination, the Company shall pay the Executive his Base Salary at such time pursuant to Section 3(a) through the date of such termination of employment and for three months after final date of employment. In the event there is an involuntary termination as a result of a Change in Control, the provisions of paragraph 7(b) shall apply.

(d)               Severance Compensation.  In the event there is an involuntary termination, excluding change of control (Section 7), upon termination the Executive will be entitled to options to acquire 250,000 shares of the Company's Common Stock at an exercise price of $0.10 per share.  Such options will have a term of ten (10) years from the date of this Agreement.  The form of the Stock Option Agreement for these options will be substantially the same as the form of Stock Option Agreement entered into by the Executive in connection with this Agreement.

            6.         Restrictive Covenants.

                        (a)        Competition with the Company.  The Executive covenants and agrees that, during Executive's employment with the Company and for a one (1) year period thereafter, the Executive will not, without the prior written consent of the Company, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), compete with the Company in the electronic document delivery, fax service, or fax server industries.  Notwithstanding this restriction, Executive shall be entitled to invest in stock of other competing public companies so long as his ownership is less than 5% of such company's outstanding shares.  Upon a sale of the Company, Executive agrees to be bound by the same restrictive covenants required by the buyer as imposed upon other members of the Company's senior management.  This covenant shall only apply in the event the Executive is currently employed by the Company as of the date of the sale of the Company.

                        (b)        Disclosure of Confidential Information.  The Executive acknowledges that during his employment he will gain and have access to confidential information regarding the Company and its subsidiaries and affiliates.  The Executive acknowledges that such confidential information as acquired and used by the Company or any of its subsidiaries or affiliates constitutes a special, valuable and unique asset in which the Company or any of its subsidiaries or affiliates, as the case may be, holds a legitimate business interest.  All records, files, materials and confidential information (the "Confidential Information") obtained by the Executive in the course of his employment with the Company shall be deemed confidential and proprietary and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates, as the case may be.  The Executive will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Board of Directors of the Company, unless such information previously shall have become public knowledge through no action by or omission of the Executive.

                        (c)        Subversion, Disruption or Interference.  At no time during Executive's employment with the Company shall the Executive, directly or indirectly, interfere, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the employees of, or consultants to, the Company to terminate their relationship with or compete with or ally against the Company or any of its subsidiaries or affiliates in the business in which the Company or any of its subsidiaries or affiliates is then engaged in.

                        (d)        Enforcement of Restrictions.  The parties hereby agree that any violation by Executive of the covenants contained in this Section 6 will likely cause irreparable damage to the Company or its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

               7.       Change of Control.

                        (a)        For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if any person other than Al or Joan Williams, collectively or immediately, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of the Company's securities, after the date of this Agreement, having more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities specifically approved by Executive and specifically excluded from the provisions of this Section 8 by subsequent written agreement of the Executive); provided, however, that a Change of Control shall not be deemed to have occurred if the person who becomes the owner of more that 50% of the combined voting power of the Company is the Executive or an entity (or entities) controlled by the Executive.

                        (b)        If the Executive's employment is involuntarily terminated by the Company as a result of a Change of Control, the Executive shall be entitled to receive, subject to the provisions of subparagraph (c) below, a severance package consisting of twelve months of Executive's base salary and full vesting of any outstanding stock options.  The twelve salary payments will be made during the first twelve consecutive months after Executive's termination.

                        (d)        In the event of a proposed Change in Control, the Company will allow the Executive to participate in all meetings and negotiations related thereto.

            8.         Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company.

            9.         Severability.  If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding.

            10.       Notice.  Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or telecopier to the following addresses:

                        To the Company:       VillageEDOCS

                                                         Attn:  Office of the President

                                                         14471 Chambers Road, Suite 105

                                                         Tustin, CA  92780

                        To the Executive:       H. Jay Hill

                                                         2910 Philippe Pkwy

                                                         Safety Harbor, FL  34695

                        Either party may, from time to time, designate any other address to which any such notice to it or him shall be sent.  Any such notice shall be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.

            11.       Miscellaneous.

                        (a)        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of California without giving effect to the conflict of laws rules thereof.

                        (b)        Waiver/Amendment.  The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party.  No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

                        (c)        Attorney's Fees.  In the event any action is commenced, the prevailing party shall be entitled to reasonable attorneys' fee, costs and expenses.

                        (d)        Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings.

                        (e)        Counterparts.  This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

                                                                        COMPANY:

                                                                        VillageEDOCS, a California corporation

                                                                        By:  /s/  K. Mason Conner

                                                                        Its: President and CEO

                                                                        EXECUTIVE:

                                                                         H. Jay Hill

                                                                        Typed or Printed Name

                                                                          /s/ H. Jay Hill

                                                                        Signature

39707.99297

5/14/2003 6:58 AM